Exhibit 99.1

URBAN OUTFITTERS, INC.

First Quarter Results

Philadelphia, PA – May 12, 2005

For Immediate Release	Contact:	John E. Kyees
Chief Financial Officer
(215) 564-2313

Urban Outfitters Q1 Earnings Jump 63%

Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle consumer products company operating under the Anthropologie, Urban Outfitters and Free People brands, today announced record first quarter earnings of $27.4 million for the three months ended April 30, 2005, a 63% increase over the comparable quarter last year. First quarter diluted earnings per share rose to $0.32 this year versus $0.20 in the prior year.

As previously stated in our sales release on May 5, 2005, net sales for the first quarter increased by 36% to a record $231.3 million. Fueling this increase over the prior year was:

•	an 11% jump in total Company comparable store sales

•	a 29% increase in the number of stores in operation

•	a 54% gain in direct-to-consumer sales

•	a 69% surge in wholesale sales

Comparable store sales at Anthropologie, Free People and Urban Outfitters were up 9%, 45% and 13%, respectively; or a combined 11% versus a 32% combined increase during the comparable quarter last year. New and non-comparable store sales increases for the quarter totaled $30.8 million.

“All of our Brands produced excellent results in the first quarter,” stated Richard A. Hayne, Chairman and President. “Strong sales, improved initial merchandise margins and tight expense control combined to drive operating margins above 19%. Given the current response to our product offerings, we remain optimistic about results for the summer season as well,” added Mr. Hayne.

Net sales for the three months were as follows:

	Three months ended April 30,
	2005	2004
	(in thousands)
Urban Outfitters store sales	$104,109	$78,566
Anthropologie store sales	87,307	66,574
Direct-to-consumer sales	28,722	18,601
Free People sales	11,187	6,549

Total net sales	$231,325	$170,290

For the three months, gross profit margins increased by 116 basis points versus the prior year’s comparable quarter. These gains were primarily due to higher initial merchandise margins that more than offset a modest increase in markdowns to clear seasonal merchandise. Store occupancy costs, as a percentage of net sales, were flat compared to the comparable quarter last year due to the change in accounting treatment of lease related expenses.

As of April 30, 2004, total Company inventories grew by $35.1 million on a year-over-year basis. The acquisition of inventory to stock new retail stores was the primary factor for this increase. Comparable store inventories increased by 10%, in line with the Company’s plan.

For the three months, selling, general and administrative expenses, expressed as a percentage of net sales, decreased by 153 basis points versus the comparable quarter last year. These improvements were primarily a result of the leveraging of store-related and other fixed administrative expenses due to the increase in the comparable store sales.

Thus far this fiscal year, the Company has opened two new Anthropologie stores and two new Urban Outfitters stores. The Company plans to open an additional 26 to 28 stores during the remainder of the fiscal year.

Urban Outfitters, Inc. is an innovative specialty retailer and wholesaler which offers a variety of lifestyle merchandise to highly defined customer niches through 77 Urban Outfitters stores in the United States, Canada, and Europe; an Urban Outfitters catalog and web site; 67 Anthropologie stores in the United States; an Anthropologie catalog and web site; and Free People, the Company’s wholesale division, which sells its product to approximately 1,100 specialty stores, department stores and catalogs, as well as through 2 Free People stores and a web site.

A conference call will be held today to discuss first quarter results and will be web cast at 11:00 a.m. EDT on: http://ir.urbanoutfittersinc.com/ireye/ir_site.zhtml?ticker=URBN&script=1010&item_id=1017232

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended April 30,
	2005	2004
Net sales	$231,325	$170,290
Cost of sales, including certain buying, distribution and occupancy costs	133,708	100,396

Gross profit	97,617	69,894
Selling, general and administrative expenses	52,839	41,498

Income from operations	44,778	28,396
Other income (expense), net	764	(44)

Income before income taxes	45,542	28,352
Income tax expense	18,102	11,483

Net income	$27,440	$16,869

Net income per common share:
Basic	$0.34	$0.21

Diluted	$0.32	$0.20

Weighted average common shares outstanding:
Basic	81,678,227	80,295,942

Diluted	84,634,170	82,944,664

PERCENT OF NET SALES
Net sales	100%	100%
Cost of sales, including certain buying, distribution and occupancy costs	57.8	59.0

Gross profit	42.2	41.0
Selling, general and administrative expenses	22.8	24.3

Income from operations	19.4	16.7
Other income (expense), net	0.3	—

Income before income taxes	19.7	16.7
Income tax expense	7.8	6.8

Net income	11.9%	9.9%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	April 30, 2005	January 31, 2005	April 30, 2004
Assets
Current assets:
Cash and cash equivalents	$22,124	$29,731	$25,597
Marketable securities	132,681	125,953	70,476
Accounts receivable, net of allowance for doubtful accounts of $621, $586 and $819, respectively	13,754	8,364	7,446
Inventories	113,477	98,996	78,399
Prepaid expenses, deferred taxes and other current assets	21,820	24,824	16,959

Total current assets	303,856	287,868	198,877

Property and equipment, net	203,163	192,792	158,976
Marketable securities	68,622	63,457	58,547
Deferred income taxes and other assets	12,581	12,567	9,522

	$588,222	$556,684	$425,922

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$38,846	$39,102	$37,929
Accrued expenses, accrued compensation and other current liabilities	52,140	59,169	38,673

Total current liabilities	90,986	98,271	76,602

Deferred rent and other liabilities	57,609	56,169	36,309

Total liabilities	148,595	154,440	112,911

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 81,847,376, 81,447,444 and 80,387,942 issued and outstanding, respectively	8	8	8
Additional paid-in capital	119,061	109,430	89,860
Unearned compensation	(4,777)	(5,058)	—
Retained earnings	322,834	295,394	221,774
Accumulated other comprehensive income	2,501	2,470	1,369

Total shareholders’ equity	439,627	402,244	313,011

	$588,222	$556,684	$425,922

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended April 30,
	2005	2004
Cash flows from operating activities:
Net income	$27,440	$16,869
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,799	7,241
Tax benefit of stock option exercises	2,932	4,318
Stock-based compensation expense	281	—
Changes in assets and liabilities:
Increase in receivables	(5,384)	(740)
Increase in inventories	(14,440)	(15,206)
Decrease in prepaid expenses and other assets	3,006	1,732
(Decrease) increase in payables, accrued expenses and other liabilities	(5,898)	12,035

Net cash provided by operating activities	16,736	26,249

Cash flows from investing activities:
Capital expenditures	(18,451)	(12,188)
Purchases of marketable securities	(157,835)	(135,967)
Sales and maturities of marketable securities	145,145	142,305

Net cash used in investing activities	(31,141)	(5,850)

Cash flows from financing activities:
Exercise of stock options	6,699	2,262

Net cash provided by financing activities	6,699	2,262

Effect of exchange rate changes on cash and cash equivalents	99	(383)

(Decrease) increase in cash and cash equivalents	(7,607)	22,278

Cash and cash equivalents at beginning of period	29,731	3,319

Cash and cash equivalents at end of period	$22,124	$25,597